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                                                                     EXHIBIT 5.1


                                   LAW OFFICES
                                 DYKEMA GOSSETT
                     PROFESSIONAL LIMITED LIABILITY COMPANY

ANN ARBOR, MICHIGAN    39577 Woodward Avenue, Suite 300   GRAND RAPIDS, MICHIGAN
CHICAGO, ILLINOIS                                              LANSING, MICHIGAN
DETROIT, MICHIGAN     BLOOMFIELD HILLS, MICHIGAN 48304-5086       WASHINGTON, DC

                            TELEPHONE: (248) 203-0700
                            FACSIMILE (248) 203-0763
                                 www.dykema.com

                                 April 11, 2003


Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan  48502

                  Re: Registration Statement Relating to $125,000,000 Aggregate Principal Amount of 5.75% Subordinated Notes due 2013

Ladies and Gentlemen:

         In connection with the registration of $125,000,000 aggregate principal amount of 5.75% Subordinated Notes due 2013 (the "Exchange Notes") in connection with an exchange offer for $125,000,000 principal amount of outstanding 5.75% Subordinated Notes due 2013 (the "Outstanding Notes") by Citizens Banking Corporation, a Michigan corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 11, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of January 27, 2003, among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the "Trustee").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the Indenture and the form of Exchange Note (collectively the "Transaction Documents").

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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DYKEMA GOSSETT PLLC
                     ----------------------------------------------------------

Citizens Banking Corporation
April 11, 2003
Page 2


         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, and the internal laws of the State of Michigan and the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinions rendered above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) rights of acceleration and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

         To the extent that the obligations of the Company under the Indenture may be dependent upon the following, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                        Very truly yours,

                                        DYKEMA GOSSETT PLLC

                                        /s/ Dykema Gossett